EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

          This Amended and Restated Employment Agreement (“Amended Agreement”) is effective as of November 15, 2012 (the “Effective Date”), by and among Electromed, Inc., a Minnesota corporation (the “Corporation”), and Jeremy Brock (“Employee”).

RECITALS

A.

Employee is currently employed by the Corporation as its Chief Financial Officer, and the Corporation and the Employee are parties to an Employment Agreement, dated as of October 18, 2011 (the “Original Agreement”).

B.

The Corporation wishes to continue to employ Employee to the position of Chief Financial Officer and Employee wishes to continue his employment pursuant to the terms and conditions set forth in this Amended Agreement.

C.

The Corporation and Employee desire to enter into this Amended Agreement, and it is the intention of the Corporation and Employee that this Amended Agreement entirely supersedes any prior agreements with respect hereto.

AGREEMENT

          In consideration of the above recitals and the mutual promises set forth in this Amended Agreement, the parties agree as follows:

          1.    Nature and Capacity of Employment. Effective as of the Effective Date, the Corporation hereby agrees to continue to employ the Employee as its Chief Financial Officer, subject to the direction of the Board of Directors of the Corporation and pursuant to the terms and conditions set forth in this Amended Agreement. The Employee hereby agrees to continue acting in that capacity under the terms and conditions set forth in this Amended Agreement. The Employee agrees to perform or be available to perform the functions of this position, pursuant to the terms of this Amended Agreement.

          2.    Term of Employment. The term of the Employee’s employment hereunder shall commence on the Effective Date of this Amended Agreement and shall continue thereafter through the last day of fiscal year 2014 (“Initial Term”), unless terminated earlier in accordance with Paragraph 4 of this Amended Agreement. The term of this Amended Agreement and the Employee’s employment hereunder shall automatically renew for successive one year periods beyond the expiration of the Initial Term (the “Renewal Term”), unless at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term either party hereto gives written notice to the other party that it does not intend to renew this Amended Agreement for the coming year. During the Initial Term or any Renewal Term, this Amended Agreement may be terminated pursuant to the terms of Paragraph 4 of this Amended Agreement.

          3.       Compensation and Benefits.

          3.1.    Base Salary. As of the Effective Date, the Corporation agrees to pay the Employee an annualized base salary of $145,000.00, which amount shall be earned by the Employee on a pro rata basis as the Employee performs services and which shall be paid according to the Corporation’s normal payroll practices. The Board of Directors acting reasonably shall review and determine the amount of Base Salary payable pursuant to this Paragraph 3.1.

          3.2    Non-Equity Incentive Compensation. For the fiscal year ending June 30, 2013, Employee shall receive a bonus in the maximum aggregate amount of 20% of the base salary set forth in Paragraph 3.1 only if he achieves the goals and milestones set forth in the Fiscal 2013 CFO Bonus Plan, as such goals have been determined by, and as achievement against such goals will be evaluated by, the Personnel and Compensation Committee of the Board of Directors. Future Non-Equity Incentive Compensation will be determined by the Personnel and Compensation Committee or the Board of Directors in their discretion.

          3.3    Incentive Stock Option. On the second business day following the release of the Corporation’s Form 10-Q for the first quarter of its 2013 fiscal year, Employee shall be granted a non-qualified stock option to purchase 20,000 shares of the Corporation’s common stock pursuant to the Corporation’s 2012 Stock Incentive Plan. The option shall have an exercise price equal to the fair market value of the Corporation’s common stock on the date of the grant, shall have a 10-year term, and shall vest as to 6,667 shares on the last day of each of the Corporation’s fiscal years ending June 30, 2013, 2014 and 2015 (as to the final 6,666 shares). The remaining terms of the option will be governed by the 2012 Stock Incentive Plan and the non-qualified stock option agreement to be executed by the Corporation and the Employee on or about the date of grant.

          3.4.    Employee Benefits. During the Employee’s employment with the Corporation, the Employee shall be entitled to participate in the retirement plans, health plans, and all other employee benefits made available by the Corporation, and as they may be changed from time to time. The Employee acknowledges and agrees that he will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Corporation is under no obligation to the Employee to establish and maintain any employee benefit plan in which the Employee may participate. The terms and provisions of any employee benefit plan of the Corporation are matters within the exclusive province of the Corporation’s Board of Directors, subject to applicable law.

          3.5.    Paid Time Off. The Corporation agrees that the Employee shall be entitled to Paid Time Off (“PTO”) of up to fifteen (15) days per calendar year, prorated for any partial calendar year of employment, without reduction of the minimum annual base salary payable to the Employee pursuant to Paragraph 3.1 of this Amended Agreement. PTO which is unused at the end of any calendar year will carry over to the next calendar year, subject to the Corporation’s limitations on carry-over and accrual maximums. At the end of Employee’s employment for any reason, the Corporation will pay Employee for his ending balance of unused PTO.

          3.6.    Other Benefits: During the Initial Term or Renewal Term, the Corporation shall directly pay the cost of a cell phone or wireless handheld device for the Employee’s use. Additionally, during the Initial Term or any Renewal Term, the Corporation shall provide automobile lease payments up to an amount of $400 per month. The Corporation shall also provide a corporate credit card for approved business expenses and shall otherwise reimburse the Employee for, or pay directly, all reasonable business expenses incurred by the Employee in the performance of his duties under this Amended Agreement, provided that the Employee incurs and accounts for such expenses in accordance with all Corporation policies and directives in effect from time to time.

          4.       Termination of Employment Prior to the End of the Initial Term or Renewal Term. The Employee’s employment may be terminated prior to the expiration of the Term or a Renewal Term as follows:

          4.1.    For Cause Termination, Without Severance. Notwithstanding anything contained herein to the contrary, the Corporation may discharge the Employee for Cause and terminate this Amended Agreement immediately upon written notice to the Employee. For the purposes of this Amended Agreement, “Cause” shall mean the occurrence of any of the following:

(i) Employee’s material failure to perform his job duties competently as reasonably determined by the Corporation’s Board of Directors; or

(ii) gross misconduct by the Employee which the Corporation’s Board of Directors determines is (or will be if continued) demonstrably and materially damaging to the Corporation; or

(iii) fraud, misappropriation, or embezzlement by the Employee; or

(iv) conviction of a felony crime or a crime of moral turpitude; or

(v) conduct in the course of employment that the Corporation’s Board of Directors determines is unethical; or

(vii) the material breach of this Amended Agreement by the Employee.

          If the Corporation terminates the Employee’s employment for Cause pursuant to this Paragraph 4.1, the Employee shall not be entitled to severance pay.

          4.2.    Without Cause, With Severance. The Corporation may terminate the Employee’s employment immediately at any time and for any reason without Cause upon providing notice to the Employee. However, in such event, provided that the Employee meets all of the conditions set forth in this paragraph for receiving severance pay, the Corporation shall pay the Employee severance pay in the amount of one year’s base salary at his then current base salary (the “Severance Amount”) payable in a lump sum within sixty (60) days after termination. The Employee shall only be entitled to receive the Severance Amount described herein if the Employee (a) complies with his separate Non-Competition, Non-Solicitation, and Confidentiality Agreement with an effective date of October 18, 2011 and (b) signs, does not rescind, and complies with a Confidential Separation Agreement at the time of termination in a form prepared by the Corporation that includes in part: (i) agreement to a general release of any and all legal claims; (ii) return of all of the Corporation’s property in the Employee’s possession; and (iii) agreement not to disparage the Corporation and its representatives.

          4.3.    Resignation by the Employee Due to Change of Control, With Severance. For purposes of this Amended Agreement, “Change of Control” means:

i. A “change in ownership,” as described in Section 1.409A-3(i)(5)(v) of the Treasury Regulations.

ii. A “change in effective control,” as described in Section 1.409A-3(i)(5)(vi) of the Treasury Regulations.

iii. A “change in ownership of a substantial portion of the assets,” as described in Section 1.409A-3(i)(5)(vii) of the Treasury Regulations.

          Employee shall have the right to terminate the Employee’s employment for any reason within six (6) months following a Change of Control in the Corporation upon providing thirty (30) days advance written notice to the Corporation. The Corporation may then elect either (a) to have the Employee continue performing work for the Corporation throughout the 30 day notice period; or (b) to accept the Employee’s resignation effective immediately.

          In the event of the Employee’s termination of employment with the Corporation following a Change of Control under this Paragraph 4.3, provided that the Employee meets all of the conditions set forth in this paragraph for receiving severance pay, the Corporation shall pay the Employee the Severance Amount outlined in Paragraph 4.2 above in a lump sum within sixty (60) days after termination. The Employee shall only be entitled to receive the Severance Amount described herein if the Employee (a) complies with his separate Non-Competition, Non-Solicitation, and Confidentiality Agreement with an effective date of October 18, 2011 and (b) signs, does not rescind, and complies with a Confidential Separation Agreement at the time of termination in a form prepared by the Corporation that includes in part: (i) agreement to a general release of any and all legal claims; (ii) return of all of the Corporation’s property in the Employee’s possession; and (iii) agreement not to disparage the Corporation and its representatives.

          4.4.     Other Resignation by the Employee, Without Severance. The Employee may resign the Employee’s position upon providing sixty (60) days advance, written notice to the Corporation. The Corporation may then elect either (a) to have the Employee continue performing work for the Corporation throughout the 60 day notice period; or (b) to accept the Employee’s resignation effective immediately. In the event of the Employee’s termination of employment with the Corporation under this Paragraph 4.4, the Employee shall not be paid any severance pay.

          4.5.    Because of Death, Disability or Incapacity of the Employee, Without Severance. In the event of the Employee’s death, this Amended Agreement shall terminate immediately. If the Employee is unable to perform the Employee’s essential job functions, with or without reasonable accommodation, for more than ninety (90) days, or such longer period as required by law, in any consecutive twelve (12) month period by reason of physical or mental disability or incapacity, the Corporation may terminate the Employee’s employment upon thirty (30) days advance written notice to the Employee. This Paragraph does not relieve the Corporation of any duty to reasonably accommodate a qualifying disability under the Americans with Disabilities Act, the Minnesota Human Rights Act, any legal duty under the Family Medical Leave Act, or any of its other duties pursuant to applicable law. If the Employee’s employment is terminated pursuant to this Paragraph, the Employee shall not be entitled to severance pay.

          4.6    Non-Renewal By Either Party Upon Expiration of the Initial or Renewal Term. For the avoidance of doubt, the parties agree that either party may elect, with or without cause, not to renew this Amended Agreement at the end of the then-current Term and that Employee shall not be entitled to severance pay in the event of non-renewal by either party.

          4.7    Section 409A and Taxes Generally. The Corporation shall be entitled to withhold on and report the making of such payments as may be required by law as determined in the reasonable discretion of the Corporation. Notwithstanding anything in this Agreement to the contrary, if at the time of Employee’s separation from service within the meaning of Section 409A of the Internal Revenue Code, Corporation determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this agreement on account of Employees’ separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409(A)(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (a) six months and one day after Employee’s separation from service and (b) Employee’s death. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and to the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, Section 409A of the Code. The parties agree that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

          5.       Miscellaneous.

          5.1.    Integration. This Amended Agreement embodies the entire agreement and understanding among the parties relative to subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, including but not limited to any earlier employment agreements of or offer letters to the Employee. Notwithstanding the foregoing, this Amended Agreement does not replace or otherwise impact the enforceability of the separate Non-Competition, Non-Solicitation, and Confidentiality Agreement with an effective date of October 18, 2011.

          5.2.    Applicable Law. This Amended Agreement and the rights of the parties shall be governed by and construed and enforced in accordance with the laws of the state of Minnesota.

          5.3.    Payments. All amounts paid under this Amended Agreement shall be subject to normal withholdings or such other treatment as required by law.

          5.4    Employee’s Representations. The Employee represents that he is not subject to any agreement or obligation that would prevent or limit him from entering into this Amended Agreement or that would be breached upon performance of his duties under this Amended Agreement, including but not limited to any duties owed to any former employers not to compete. If the Employee possesses any information that he knows or should know is considered by any third party, such as a former employer of the Employee’s, to be confidential, trade secret, or otherwise proprietary, the Employee shall not disclose such information to the Corporation or use such information to benefit the Corporation in any way.

          5.5.    Counterparts. This Amended Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the parties hereto.

          5.6.    Binding Effect. Except as herein or otherwise provided to the contrary, this Amended Agreement shall be binding upon and inure to the benefit of the Corporation and its successors, assigns and personal representatives without any requirement of the consent of the Employee for assignment of its rights or obligations hereunder.

          5.7.    Modification. This Amended Agreement shall not be modified or amended except by a written instrument signed by the parties.

          5.8.    Severability. The invalidity or partial invalidity of any portion of this Amended Agreement shall not invalidate the remainder thereof, and said remainder shall remain in fully force and effect.

          5.9.    Opportunity to Obtain Advice of Counsel. The Employee acknowledges that the Employee has been advised by the Corporation to obtain legal advice prior to executing this Amended Agreement, and that the Employee had sufficient opportunity to do so prior to signing this Amended Agreement.

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THIS AMENDED AGREEMENT was voluntarily and knowingly executed by the parties effective as of the date and year first set forth above.

ELECTROMED, INC.

Date: November 15, 2012	/s/ Dr. James Cassidy
	By:	Dr. James Cassidy
	Its:	Interim Chief Executive Officer

EMPLOYEE:

Date: 11/15/2012	/s/ Jeremy Brock
Jeremy Brock